UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act Of 1934

February 28, 2013

Date of Report (Date of earliest event reported)

___________________________________________________________

ACURA PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in Charter)

___________________________________________________________

State of New York	1-10113	11-0853640
(State of Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification Number)

616 N. North Court, Suite 120

Palatine, Illinois 60067

(Address of principal executive offices) (Zip Code)

(847) 705-7709

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d- 2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e- 4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment

of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

On February 28, 2013, we entered into separate agreements dated of even date (“Strategic Transaction Bonus Plan Agreements”) with each of Robert B. Jones, our President and Chief Executive Officer and Peter A. Clemens, our Senior Vice President and Chief Financial Officer pursuant to which each of them is eligible to receive a bonus if we consummate a Strategic Transaction (as defined below).

Payment Terms. The Strategic Transaction Bonus Grant Agreements provide for payment of $900,000 to Mr. Jones and $450,000 to Mr. Clemens, if a Strategic Transaction is consummated in 2013, or if a Strategic Transaction is consummated in 2014 for which negotiations and due diligence commenced in 2013 or for which approval of our Board of Directors is received in 2013. The Strategic Transaction Bonus Grant Agreements provide for a one-time bonus for the first Strategic Transaction consummated. For a Strategic Transaction described in clause (A) or (D) of the definition of Strategic Transaction, or clause (C) of the definition of Strategic Transaction pursuant to which we are not the surviving entity, Messrs. Jones and Clemens will be paid in the same form as received by us or our shareholders in consideration for such Strategic Transaction, and otherwise will be paid in cash. Such payment amount may include shares of the capital stock of the acquiring party in such transaction or a combination of cash, stock and/or other securities. Payments under the Strategic Transaction Bonus Grant Agreements will not reduce or eliminate any other bonus or other payments to Mr. Jones or Mr. Clemens specified in their respective employment agreements.

Definition of Strategic Transaction. A Strategic Transaction means the completion in 2013 (or in 2014, if negotiations and due diligence for such Strategic Transactions are commenced in 2013) of any one of the following, in one or a series of related transactions (A) the acquisition (other than solely from us) by any individual, entity or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended ("Exchange Act")), other than us or any subsidiary or affiliate (within the meaning of Rule 144 under the Securities Act of 1933, as amended), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than fifty percent (50%) of the combined voting power of our then outstanding voting securities entitled to vote generally in the election of directors (the "Voting Securities"), (B) the acquisition by us or any subsidiary of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than fifty percent (50%) of the combined voting power of the outstanding Voting Securities of a third party corporation, limited liability company, partnership or other entity, (C) a reorganization, merger, consolidation, share exchange, recapitalization, business combination or similar transaction involving us, (D) a sale of all or substantially all of our assets (measured by the value or earning power of the assets); or (E) the purchase of all or substantially all of the assets of a third party corporation, limited liability company, partnership or other entity, provided that in the case of a transaction described in Sections (B) or (E) above or Section (C) above in which we are the surviving entity, the transaction meets a minimum value threshold.

Section 280G. In the event the payment of the amounts due to Mr. Jones or Mr. Clemens under their respective Strategic Transaction Bonus Grant Agreements, combined with any other payments to which Mr. Jones or Mr. Clemens may be entitled under his respective employment agreement result in the application of Section 280G of the Internal Revenue Code or will otherwise be subject to the excise tax (“Excise Tax”) imposed by Section 4999 of the Internal Revenue Code (or any similar tax that may hereafter be imposed) their payment under the Strategic Transaction Bonus Grant Agreement will be reduced to the Reduced Amount (as defined below) if reducing the payment will provide him with a greater net after-tax amount than would be the case if no such reduction was made. The “Reduced Amount” is an amount which maximizes the aggregate value of the payment without causing such payment to be subject to the Excise Tax, determined in accordance with Section 280G of the Internal Revenue Code. In the case of any such reduction, we will shall reduce the payment by first reducing payments that are not payable in cash, and then by reducing cash payments.

Termination of Employment. If Mr. Jones’ or Mr. Clemens’ employment with us is terminated (i) by us without Cause or due to their Disability, (ii) by them for Good Reason, or (iii) due to death, Mr. Jones or Mr. Clemens, as the case may be (or their respective estates, as appropriate) shall be entitled to the payment under his respective Strategic Transaction Bonus Grant Agreement relating to the first Strategic Transaction occurring following the termination of his employment, provided, however, that (i) such Strategic Transaction was completed in 2013 (or in 2014, if negotiations and due diligence commenced in 2013), and (ii) the negotiations and due diligence for such Strategic Transaction commenced prior to the termination of employment. “Cause”, “Disability” and “Good Reason”, with respect to Mr. Jones and Mr. Clemens, respectively, have the meanings provided in their respective employment agreements. If Mr. Jones’ or Mr. Clemens’ employment with us is terminated for any other reason we have no obligation to pay any bonus to him under his Strategic Transaction Bonus Grant Agreement, other than payment that accrued prior to termination.

Deductibility. To the extent payments under Mr. Jones’ Strategic Transaction Bonus Agreement cause his compensation (excluding certain items) to exceed $1 million in any year, such excess will not be deductible by us for federal income tax purposes under Section 162(m) of the Internal Revenue Code.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ACURA PHARMACEUTICALS, INC.

By:	/s/ Peter A. Clemens
Peter A. Clemens Senior Vice President & Chief Financial Officer

Date: March 5, 2013